UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 11, 2014, Anthera Pharmaceuticals, Inc. (“Anthera” or the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Zenyaku Kogyo Co., Ltd. (“Zenyaku”), under which, within 30 days of the agreement date, the Company may require Zenyaku to purchase up to $7,000,000 of shares of its common stock at a purchase price equal to 1.3 times the volume weighted average price of the Company’s common stock for 20 trading days prior to the delivery of the closing notice (the “Premium Purchase Price”).

On December 23, 2014, Anthera delivered notice to Zenyaku of Anthera’s exercise of this option, which will require Zenyaku to purchase 2,795,895 shares of Anthera common stock for at a price per share equal to $2.50367 per share.

As previously disclosed, Anthera has also agreed to issue to Amgen Inc. (“Amgen”) that number of shares of its common stock equal $1,000,000 divided by the volume weighted average price of the Company’s common stock for 20 trading days prior to issuance on the same terms and subject to the same conditions as the shares issued to Zenyaku.

The Stock Purchase Agreement provides that the purchaser of the shares will not without the prior written consent of the Company, during the period commencing on the Effective Date and ending on the date which is one hundred eighty (180) days thereafter (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise.

The closing of the purchase and sale of the shares will take place on a date mutually agreed by Zenyaku, Amgen and Anthera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2014	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
May Liu
Principal Accounting Officer and Senior Vice President, Finance and Administration